EXHIBIT 2

FEC HEADQUARTERS Vancouver, British Columbia E-mail: info@FECResources.com Website: http://www.FECResources.com

FEC RESOURCES BRINGS ATTENTION TO SHARE EXCHANGE BETWEEN PXP AND TIDEMARK FOR FORUM SHARES

Dateline: Vancouver, British Columbia

Ticker: “FECOF”

Date: May 27, 2024

FEC RESOURCES INC. (PINK: FECOF) (“FEC” or the “Company”) has noted the disclosure made by PXP Energy Corporation with respect to a share for share exchange with Tidemark Holdings Limited for shares of Forum Energy Limited (“Forum”).

Shareholders are encouraged to review the disclosure which can be found at the following link: https://www.pxpenergy.com.ph/company-disclosure/other-disclosure/may-21-2024/

The Company is currently assessing the impact, if any, of the transaction on the carrying value of FEC’s investment in Forum.

On behalf of the Board of,

FEC Resources Inc.

Daniel Carlos

Director and Chief Executive Officer

For more information please e-mail info@FECResources.com or visit the FEC Resources website at www.fecresources.com.